                                                                       Exhibit 4

                   BRIDGE FINANCING AMENDMENT AGREEMENT NO. 2


         This Bridge Financing Amendment Agreement No. 2 ("Amendment Agreement") is entered into as of May 30, 2002, by Lithium Technology Corporation ("LTC") and Arch Hill Capital N.V. ("Arch Hill") (LTC and Arch Hill collectively referred to herein as the "Parties").

                                    RECITALS


         WHEREAS, the Parties have executed a Bridge Financing Agreement dated December 31, 2001 as amended on March 20, 2002 (the "Agreement") and LTC has issued Notes to Arch under such Agreement (the "Notes"); and

         WHEREAS, Section 4 of the Agreement and Section 1 of the Notes provide that the entire principal balance and all other sums due and payable under this Note shall be payable on the earlier of (i) the closing date of the Financing, and (ii) May 31, 2002 (the "Maturity Date"),

         WHEREAS, the Parties have agreed to amend the repayment terms of the Note.

         NOW THEREFORE, in consideration of the mutual agreements contained herein, the Parties agree as follows:

         1. The first unnumbered paragraph of the Agreement shall be amended to read as follows:

         "Lithium Technology Corporation ("LTC"), Arch Hill Capital ("Arch Hill") and GAIA Akkumulatorenwerke GmbH ("GAIA") have entered into a Letter of Intent dated December 5, 2001, as amended (the "LOI"). Pursuant to the LOI, and subsequent discussions between the parties, LTC, Arch Hill, and GAIA contemplate entering into a Share Exchange Agreement (the "Share Exchange Agreement") whereby LTC will acquire a 60% beneficial ownership interest in GAIA and the stockholders of GAIA Holding, B.V. will acquire 60,000 shares of LTC preferred stock convertible into 66,804,314 shares of LTC common stock (the "Share Exchange"). The Share Exchange is expected to be conditioned on, among other things, the closing of an equity investment in LTC (the "Financing") of at least $5 million."

         2. All references in the Agreement to the "Merger" shall be amended to the "Share Exchange".
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         3. Section 4 of the Agreement and Section 1 of the Notes shall be amended and restated in their entirety to read as follows:

         "The principal balance and all other sums due and payable under this Note (the "Outstanding Amounts") shall be payable upon the Closing of a Financing of the following gross amounts as follows:

         $6,000,000        one-third of the Outstanding Amounts
         $7,000,000        two-thirds of the Outstanding Amounts
         $8,000,000        All Outstanding Amounts"

         Notwithstanding the foregoing, in the event there is no Closing of a Financing by October 31, 2002, all Outstanding Amounts shall be due and owing on October 31, 2002.

         4. Section 12 of the Agreement shall be amended and restated in its entirety to read as follows:

         "Prior to July 31, 2002, provided Arch Hill is not otherwise in breach of this Letter Agreement, LTC will not encourage, solicit or initiate discussions or negotiations contemplating a financing transaction with any person other than Arch Hill or the Investors in the Financing without the prior written consent of Arch Hill."

         5. All other terms and conditions of the Agreement and the Notes shall remain the same and shall continue to have the same force and effect as originally written.

         IN WITNESS WHEREOF, the Parties have executed this Amendment Agreement as of the date first above written.

                                    LITHIUM TECHNOLOGY
                                     CORPORATION



                                    By: /s/ David J. Cade
                                        ---------------------------------------
                                           David J. Cade
                                           Chairman and Chief Executive Officer

                                    ARCH HILL CAPITAL N.V.



                                    By: /s/ H.H. Van Andel
                                        ---------------------------------------
                                    Name: H.H. Van Andel
                                    Title: Executive Director


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